UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 23, 2009

POWER3 MEDICAL PRODUCTS, INC.
(Exact name of registrant specified in charter)

New York	000-24921	65-0565144
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3400 Research Forest Drive, Suite B2-3
The Woodlands, Texas  77381
(Address of principal executive offices)  (Zip Code)

(281) 466-1600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1— Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement

On January 23, 2009, Power3 Medical Products, Inc., a New York corporation (the “Company”), executed a definitive Collaboration and Exclusive License agreement (the “License Agreement”) with Transgenomic, Inc., a Delaware corporation (“Transgenomic”).  The License Agreement grants Transgenomic exclusive rights in the United States and certain other countries to the Company’s proprietary test kits or systems for performing Neurodegenerative Diagnostic Tests, for which the Company will receive an up-front license execution fee, certain milestone fees, including fees payable in shares of Transgenomic common stock, and royalties based upon net sales of the Company’s test kits or systems by Transgenomic.

The License Agreement also provides for Transgenomic to fund the Company’s activities relating to the clinical validation of its Neurodegenerative Diagnostic Tests.  Funds for such activities will be provided by Transgenomic, through a separate bank account, pursuant to a Disbursement Control Agreement.  The Company is obligated to cooperate with Transgenomic during the period of continued development and to provide Transgenomic with plans, budgets and reports regarding the progress of the Company’s development activities.  Transgenomic has the right to assume the clinical validation activities, with notice and a cure period, under certain circumstances.

The License Agreement provides for each party to maintain the confidentiality of the other party’s confidential information, and to not make any public announcement of concerning the transactions contemplated by the License Agreement without the consent of the other party.  The License Agreement also contains other covenants and indemnification provisions that are typical for license agreements entered into by companies in connection with similar licensing transactions.

There was no existing material relationship between the Company or its affiliates and Transgenomic and its affiliates prior to the execution of the License Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Power3 Medical Products, Inc.

Dated: January 30, 2009	By:	/s/ Ira L. Goldknopf
Name: Ira L. Goldknopf
Title: President and Chief Scientific Officer

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